                                             Exhibit 10.2
Sabine Pass Liquefaction, LLC

May 3, 2019

Cheniere Marketing International LLP
Fifth Floor, Berkeley Square House, Berkeley Square
London WIJ 6BY United Kingdom
Attn: Eric Bensaude, Managing Director

Re:	Letter Agreement regarding the Base SPA (“Letter Agreement”)
Dear Sir or Madam:
The Parties have entered into that certain Amended and Restated LNG Sale and Purchase Agreement (FOB) dated August 5, 2014 between Sabine Pass Liquefaction, LLC and Cheniere Marketing International LLP (as assignee of Cheniere Marketing, LLC) (as amended and assigned, the “SPA”). Capitalized terms used but not defined herein shall have the meanings given them in the SPA. This Letter Agreement sets forth the terms of certain sales and purchases of LNG under the SPA.
The Parties hereby agree that, notwithstanding Section 9.2 and subject to Section 14 of the SPA, the FPC (expressed in USD per MMBtu) applicable to up to twenty (20) cargoes totaling approximately seventy million (70,000,000) MMBtu scheduled for delivery between May 3 and December 31 of Contract Year 2019 shall equal USD two decimal zero zero per MMBtu (US$2.00/MMBtu).
Please indicate Buyer’s agreement with the terms of this Letter Agreement by executing a copy of this Letter Agreement where indicated below and returning it to Seller.

Sincerely,

Sabine Pass Liquefaction, LLC

By:	/s/ Michael Wortley
Michael Wortley
Chief Financial Officer

Accepted and Agreed:
Cheniere Marketing International LLP
acting by its managing member, Cheniere Marketing, LLC

By:	/s/ Anatol Feygin
Anatol Feygin
Executive Vice President and Chief Commercial Officer

700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000